EXHIBIT 99.1


At SAC Technologies, Inc.
Joseph A Girouard
Corporate Communications Manager
702-798-9777
jgirouard@sacman.com


FOR IMMEDIATE RELEASE
MONDAY, JULY 6, 1998



                        SAC TECHNOLOGIES, INC. ANNOUNCES
                        SALE OF 5% CONVERTIBLE DEBENTURES


MINNEAPOLIS, MN - JULY 6, 1998 - SAC Technologies, Inc. (Nasdaq SmallCap:SACM), announced today that it has sold to The Shaar Fund Ltd., an international investment fund, $2.5 million of 5% convertible debentures due June 30, 2001, and five-year warrants to purchase 100,000 shares of common stock exercisable at $7.287 per share. At the option of SAC, an additional $1.0 million of convertible debentures may be sold to The Shaar Fund Ltd. upon the occurrence of certain events, including certain minimum share price and trading volume levels for SAC's common stock.

The debentures are convertible into shares of SAC's common stock in increments beginning 120 days from June 30, 1998 and are fully convertible after 181 days. The conversion price equals the lesser of (a) 110% of the closing bid price of the common stock on June 29, 1998, or (b) the average closing bid price for a five-day period ending the day prior to the notice of conversion multiplied by a discount factor, which discount will increase from 15% to 22% the longer the convertible debentures are held and not converted. The convertible debentures are redeemable at the option of SAC under certain circumstances. SAC is obligated to file on or before August 14, 1998 a registration statement covering the resale of the shares of common stock underlying the debentures and the warrants.

SAC intends to use the proceeds from the sale of the convertible debentures for working capital and other general corporate purposes. The securities have been offered pursuant to an exemption from registration and contain certain registration rights. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration.